Exhibit 99.1

Company Contact:

Donald H. Walker

Vice President-Finance and CFO

Frisch’s Restaurants, Inc.

(513) 559-5202

Frisch’s Reports Record Sales in Third Quarter and First Three Quarters of Fiscal 2006

FOR IMMEDIATE RELEASE

Cincinnati, OH—April 10, 2006, Frisch’s Restaurants, Inc. (Amex: FRS) reported record sales for the 12-week third quarter ended March 5, 2006. Revenues rose 7.1% to $67,259,863 from $62,798,667 for last year’s third quarter. Earnings for the quarter declined 64% to $2,205,698 compared to $6,184,949 last year, which included a non-taxable gain of $4,440,000 from life insurance proceeds. Diluted earnings per share decreased to $.43 per share from $1.20 per share last year. Excluding the insurance gain, earnings for the third quarter last year were $1,744,949, or $.34 per diluted share. Comparing current year earnings to these adjusted amounts, net earnings rose 26.4% for the quarter.

For the first three quarters of the fiscal year, revenue rose 3.3% to a record $220,745,741 from $213,608,307 for the first three quarters of last year. Earnings declined 46% to $6,490,500 from $11,925,855. Diluted earnings per share were $1.26 for the first three quarters of fiscal 2006 versus $2.31 per share last year. Comparing the current year earnings to last year without the unusual non-taxable insurance gain, earnings for the first three quarters declined 13.3% from last year.

Craig F. Maier, President and Chief Executive Officers, said, “As always, results in the third quarter are heavily dependent upon winter weather. This year, our major snowstorm arrived in the second quarter rather than the third quarter, as it did last year. In addition, it was in the third quarter last year that the Midwest economy weakened. That makes the year over year comparisons much easier. For both these reasons, our Big Boy sales were up 1.8% in the third quarter. While we are still down .3% year to date, we expect that we will be able to make up the difference by year’s end.”

Mr. Maier continued, “Same store sales for Golden Corral restaurants declined 1.5% during the quarter and are off 7.8% on a year to date basis. The improvement to a sales decline of only 1.5% is significant because it ended three consecutive quarters of double-digit decreases. And although mild winter weather played its part, we saw immediate improvement from our marketing campaign, ‘Everyone Deserves a Good Meal, Every Day’. We now operate 34 Golden Corral restaurants. Our current plans call for opening only one more Golden Corral over the remainder of calendar year 2006. We believe this decision will allow us to build same store sales by focusing on execution in existing operations.”

Lower year to date operating earnings can be attributed to both the same store sales declines and to higher operating expenses.

Frisch’s Restaurants, Inc. is a regional company that operates full service family-style restaurants under the name “Frisch’s Big Boy.” The Company also operates grill buffet style restaurants under the name “Golden Corral” pursuant to certain licensing agreements. All Big Boy restaurants are currently located in various regions of Ohio, Kentucky and Indiana. Golden Corral restaurants currently operate primarily in the greater metropolitan areas of Cincinnati, Dayton, Toledo and Cleveland, Ohio, Louisville, Kentucky and Pittsburgh, Pennsylvania. Plans are in place to expand the Golden Corral operation into markets in Columbus, Ohio, northern Indiana and southern Michigan.

The Company owns the trademark “Frisch’s” and has exclusive, irrevocable ownership of the rights to the “Big Boy” trademark, trade name and service mark in the states of Kentucky and Indiana, and in most of Ohio and Tennessee. All of the Frisch’s Big Boy restaurants also offer “drive-thru” service. The Company also licenses Big Boy restaurants to other operators, currently in certain parts of Ohio, Kentucky and Indiana.

The Company has reported a profit every year since going public in 1960, and paid cash dividends to shareholders every quarter over the same period.

Statements contained in this press release which are not historical facts are forward looking statements as that item is defined in the Private Securities Litigation Act of 1995. Such forward looking statements are subject to risks and uncertainties which could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission.

Frisch’s Restaurants, Inc. and Subsidiaries

CONSOLIDATED STATEMENT OF EARNINGS

(In thousands, except per share data)

	Forty weeks ended		Twelve weeks ended
	March 5, 2006	March 6, 2005	March 5, 2006	March 6, 2005
		(restated)		(restated)
Sales	$220,746	$213,608	$67,260	$62,799

Cost of sales
Food and paper	77,317	75,144	23,703	22,391
Payroll and related	72,970	70,984	22,218	20,941
Other operating costs	48,716	44,021	14,787	13,263

	199,003	190,149	60,708	56,595

Gross profit	21,743	23,459	6,552	6,204

Administrative and advertising	11,158	10,887	3,235	3,222
Franchise fees and other revenue	(961)	(1,026)	(298)	(292)
(Gains) losses on sale of assets	(393)	(89)	(394)

Operating profit	11,939	13,687	4,009	3,274

Interest expense	2,104	2,173	665	726
Life Insurance - death benefit in excess of cash surrender value	—	(4,440)	—	(4,440)

Earnings before income tax	9,835	15,954	3,344	6,988

Income taxes	3,344	4,028	1,138	803

NET EARNINGS	$6,491	$11,926	$2,206	$6,185

Earnings per share (EPS) of common stock:
Basic net earnings per share	$1.28	$2.37	$.43	$1.22

Diluted net earnings per share	$1.26	$2.31	$.43	$1.20

Diluted average shares outstanding	5,161	5,156	5,160	5,163

Depreciation included above	$9,886	$9,015	$3,025	$2,785

Opening expense included above	$1,380	$1,146	$249	$96

Frisch’s Restaurants, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEET

(In thousands of dollars)

	March 5, 2006	May 29, 2005
	(unaudited)
Assets
Current assets
Cash and equivalents	$534	$306
Receivables	2,242	1,390
Inventories	4,668	4,592
Other current assets	3,490	3,762

	10,934	10,050

Property and equipment	154,102	148,202

Other assets
Goodwill & other intangible assets	2,161	2,141
Property held for sale and land investments	3,961	2,832
Other	3,919	4,240

	10,041	9,213

	$175,077	$167,465

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$11,689	$12,799
Accrued expenses	9,601	8,764
Other	10,372	9,399

	31,662	30,962

Long-term obligations
Long-term debt	32,488	29,570
Other long-term obligations	12,357	13,532

	44,845	43,102

Shareholders’ equity	98,570	93,401

	$175,077	$167,465